Zion Oil & Gas Newsletter

Monday, July 2, 2012

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Dear Shareholder and/or Friend of Zion...

Here is an update regarding events during June 2012.

Operations

I am happy to announce that, this past week, Zion Oil & Gas (Zion Oil) and Lapidoth Israel Oil Prospectors Corp. Ltd. (Lapidoth) signed a re-entry contract regarding Zion's Elijah #3 well in our Asher-Menashe License area. Lapidoth was incorporated in 1959 and is a forerunner of onshore oil prospecting in Israel.

We have engaged Lapidoth to re-enter the existing wellbore of the Elijah #3 well (using their Franks 750 drilling rig), partially drill out the existing plug, acquire electric log data via wireline, acquire Vertical Seismic Profile (VSP) data and, possibly, seek sidewall core samples. We will carry out this work with the assistance of both Baker Hughes and the Geophysical Institute of Israel.

We estimate that mobilization will begin this month and that the work program will be completed in July or August, 2012. Once we have obtained the geological and geophysical data from the re-entry operations, we plan to assess the future potential of Zion’s Asher-Menashe License area.

As previously reported, in June 2012 Zion Oil and Lapidoth signed a Memorandum of Understanding (MoU). The plan is to establish a new drilling company, tentatively named by us: 'Zion-Lapidoth Drilling'. For further details, please click here. www.zionoil.com/updates/uncategorized/zion-oil-executes-memorandum-of-understanding-regarding-drilling-partnership

The establishment of Zion-Lapidoth Drilling will help alleviate a longstanding concern about our ability to continue to drill exploratory wells in Israel without dependence on an outside third party. Zion will also benefit from Lapidoth's significant experience in operating drilling projects in Israel. We believe that the ultimate establishment of Zion-Lapidoth Drilling will take Zion Oil, as a business, to a completely new level.

Publicly Traded Warrants

On June 6, 2012, we temporarily reduced the exercise price to $1.75 of all of Zion Oil's outstanding publicly traded warrants quoted under the symbols “ZNWAL”, “ZNWAW” and “ZNWAZ until 5:00 p.m. eastern time on August 15, 2012 (the “Expiration Time”).

For further details, please click here. www.zionoil.com/updates/uncategorized/zion-oil-reduces-the-exercise-price-of-outstanding-warrants

Please note that all the cash raised from exercising warrants will go towards funding our exploration work in Israel, as no third party is involved.

Zion's Board of Directors at the 2012 Annual Meeting

L to R:

Marc Singer, Paul Oroian, Richard Rinberg, John Brown, Forrest Garb

Charlie Druckman, Victor Carrillo, Julian Taylor, Justin Furnace. (Bob Render is not shown.)

2012 Annual Meeting - Results

On Tuesday, June 12, 2012, we held our Annual meeting in Caesarea, Israel.

All the resolutions passed comfortably. For the results of the voting, please click here.

http://www.sec.gov/Archives/edgar/data/1131312/000114420412035259/v316318_8k.htm

To review, the Chief Executive Officer’s report to the 2012 Annual Meeting, please click here.

http://media.zionoil.com/2012/06/CEO-REPORT-TO-THE-2012-ANNUAL-MEETING.pdf

To review, the President and Chief Operating Officer’s presentation slides to the 2012 Annual Meeting, please click here. http://media.zionoil.com/2012/06/Zion-2012-Stockholder-Presentation.pdf

In the Media

On Tuesday, June 26, 2012, Zion's Founder & Chairman of the Board, John Brown gave a TV interview on Club 36 with Dorothy Spaulding. Club 36 is a mix of testimonies, gospel music and Bible trivia - you can read about Club 36 if you click here. www.watchmenchristiantv.com/club-36

Although we previously announced plans to sponsor the upcoming Annual Washington-Israel Summit of Christians United for Israel in July 2012, this will no longer be the case. However, we are sponsoring Daystar TV's 'Refreshing Times Conference' to be held in November 2012 in Fort Worth, Texas. As per their website, Daystar Television Network covers the entire footprint of the world, reaching over 200 countries and 680 million households globally.

For details regarding Daystar TV's 'Refreshing Times Conference', please click here. www.daystar.com/rtc/

To watch the film about Zion Oil & Gas, please click on the Sponsor link on the above web page, or click here. http://www.daystar.com/rtc/sponsor-zion-oil-gas/

In addition, we have agreed to work with Dan Celia of the American Family Association - Financial Issues radio program. Our Founder and Chairman, John Brown, our Chief Executive Officer, Richard Rinberg and our President & Chief Operating Officer, Victor G. Carrillo were interviewed by Dan Celia at the National Religious Broadcasters Convention (the NRB) in February 2012.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

As we are nearing Independence Day in the USA, to all US citizens - have a happy and enjoyable July 4th... and thank you for your support of Zion.

Shalom from Israel.

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, its ability to successfully negotiate definitive agreements with respect to the MoU and establish its drilling subsidiary, impact of new regulations on exploratory drilling operations, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

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More information about Zion is available at www.zionoil.com or by contacting Brittany Russell at dallas@zionoil.com

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Tel: 1-214-221-4610 or 1-888-891-9466